UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2005

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On December 5, 2005, Avista Corporation (the Company) issued $50.0 million of 6.25 percent First Mortgage Bonds due in 2035 under a registration statement previously filed with the Securities and Exchange Commission. The Company issued $100.0 million of First Mortgage Bonds of the same series on November 17, 2005. Combined with this subsequent issuance, the aggregate principal amount of 6.25 percent First Mortgage Bonds due in 2035 outstanding is $150.0 million. The proceeds from the December 5, 2005 issuance of $49.8 million (net of discounts and before Company expenses) were used to repay a portion of the borrowings outstanding under the Company’s five-year $350.0 million committed line of credit.

Item 1.02	Termination of a Material Definitive Agreement.

On November 29, 2005, the Company terminated its lease agreement with IRE-WWP, Inc. This lease agreement commenced in 1986 for a term of 25 years (expiring in 2011) and related to the Company’s corporate headquarters and central operating facility. Lease payments were approximately $2.3 million per year. In conjunction with the termination of the lease agreement, the Company purchased its corporate headquarters and central operating facility from IRE-WWP, Inc. at a price of approximately $19.0 million. The Company funded the purchase through borrowings under its $350.0 million committed line of credit.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description of the Company’s issuance of $50.0 million of 6.25 percent First Mortgage Bonds due in 2035 under Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: December 5, 2005	/s/ Malyn K. Malquist
Malyn K. Malquist Senior Vice President, Chief Financial Officer and Treasurer